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                                                                    EXHIBIT 99.1

TRC UPDATES REVENUE AND EARNINGS GUIDANCE

WINDSOR, CT - APRIL 25, 2003 - TRC (NYSE:TRR) today provided revenue and earnings guidance for the remainder of fiscal 2003.

UPDATED GUIDANCE

     TRC expects to report that Net Service Revenue for the third quarter ended March 31, 2003 increased by approximately 7% over the $48.9 million reported for last year's third quarter. The company expects net earnings for the quarter in the range of $0.07-to-$0.09 per diluted share, compared to the $0.29 per diluted share reported for the third quarter of fiscal 2002, primarily because of the unfavorable mix of business caused by delays in the award of new Exit Strategy(R) and other higher-margin programs and the resulting decline in capacity utilization. TRC plans to announce third quarter results early next month.

     Chairman and Chief Executive Officer Dick Ellison said, "Many of our customers have postponed their decisions regarding Exit Strategy programs as a result of the weak and uncertain economy. Additional higher-margin work in a variety of areas is also developing at an unusually slow pace."

     "TRC is not losing market share; rather, customer spending in many instances is being restrained until visibility improves. This logjam finally may be beginning to ease. We expect soon to announce the signing of some of these long-awaited Exit Strategy contracts and other sizeable projects that are in the pipeline. We are pleased that our investments over the past couple of years to create and develop growing markets are positioning TRC to deliver the returns we anticipated."

     The CEO added, "We expect continued growth in Net Service Revenue in this year's fourth quarter compared to the prior year, demonstrating our ability to increase our business even in unfavorable environments. We also expect net income to improve compared to the third quarter." He said that TRC has taken a variety of actions to reduce costs, increase operating efficiencies, and align capacity with the current pace of activity. When fully implemented, these actions are expected to lower operating expenses by approximately $6 million annually. "We are being especially careful to avoid cuts that could adversely affect the Company's leadership position in market areas that are likely to be strong as the recovery takes hold."

     "TRC's consistently stellar top and bottom line performance in recent years shows that our opportunities are large and our business plan is sound. Despite the current soft spot, we see no fundamental impediments to achieving our long-term goals," Ellison concluded.


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ABOUT EXIT STRATEGY(R)


     TRC's proprietary Exit Strategy program is a liability and risk transfer mechanism that allows corporate and public entities to outsource their environmental compliance obligations. Typical applications of the program include facilitating mergers, acquisitions and divestitures, including property sales, that might not otherwise occur because neither the buyer nor the seller wishes to be responsible for past environmental issues; assuming responsibility for multi-party "Superfund" sites where the differing interests of a large number of parties result in legal and administrative costs that significantly increase the project cost beyond the actual cost of cleanup; relieving customers of the burden of maintaining environmental compliance support to closed or sold facilities; and developing "brownfields" real estate sites after resolving environmental issues that have a significant impact on property market value. On each Exit Strategy project, TRC establishes a comprehensive insurance and risk management policy with a large insurance company such as AIG to protect itself and its customers against both known and unknown factors which could potentially result in cost increases.

ABOUT TRC COMPANIES, INC.:

     One of FORBES TOP 200 BEST SMALL COMPANIES and BUSINESS WEEK'S TOP 100 HOT GROWTH COMPANIES for 2002, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America's environmental, infrastructure, power, and transportation markets. The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country. For more information, visit TRC's website at WWW.TRCSOLUTIONS.COM.

FOR MORE INFORMATION, CONTACT DICK ELLISON AT (949) 727-7390 OR
DELLISON@TRCSOLUTIONS.COM.

FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY BE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. YOU CAN IDENTIFY THESE STATEMENTS BY FORWARD-LOOKING WORDS SUCH AS "MAY," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," ESTIMATES," OR OTHER WORDS OF SIMILAR IMPORT. YOU SHOULD CONSIDER STATEMENTS THAT CONTAIN THESE WORDS CAREFULLY BECAUSE THEY DISCUSS OUR FUTURE EXPECTATIONS, CONTAIN PROJECTIONS OF OUR FUTURE RESULTS OF OPERATIONS OR OF OUR FINANCIAL CONDITION, OR STATE OTHER "FORWARD-LOOKING" INFORMATION. WE BELIEVE THAT IT IS IMPORTANT TO COMMUNICATE OUR FUTURE EXPECTATIONS TO OUR INVESTORS. HOWEVER, THERE MAY BE EVENTS IN THE FUTURE THAT WE ARE NOT ABLE TO ACCURATELY PREDICT OR CONTROL AND THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE AVAILABILITY AND ADEQUACY OF INSURANCE, THE UNCERTAINTY OF OUR OPERATIONAL AND GROWTH STRATEGIES, REGULATORY UNCERTAINTY, FUNDING FOR GOVERNMENT PROJECTS, THE LEVEL OF DEMAND FOR THE COMPANY'S SERVICES, PRODUCT ACCEPTANCE, INDUSTRY-WIDE COMPETITIVE FACTORS, THE ABILITY TO CONTINUE TO ATTRACT AND RETAIN HIGHLY SKILLED AND QUALIFIED PERSONNEL, AND POLITICAL, ECONOMIC, OR OTHER CONDITIONS. FURTHERMORE, MARKET TRENDS ARE SUBJECT TO CHANGES, WHICH COULD ADVERSELY AFFECT FUTURE RESULTS. YOUR SPECIAL ATTENTION IS DRAWN TO OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A FULLER DESCRIPTION OF OUR BUSINESS AND FINANCIAL CONDITION, AND FACTORS IMPACTING THE SAME.